EXHIBIT 10.1
August 24, 2005
Mr. Vicente Gregorio
Vistamar Marine East, E-15
Granada St.
Carolina, PR 00983
Dear Mr. Gregorio:
We are pleased that you have agreed to assume the position of Senior Vice President and Chief Financial Officer for R-G Financial Corporation, effective August 24, 2005. Your base annual salary will be $375,000 plus a bonus of $425,000 which will be prorated for 2005. In addition, you will be offered 30,000 stock options pursuant to R-G Financial’s 2004 Stock Option Plan, such option will be granted upon the completion of the restatement process at an exercise price which is equal to the market price on the close of the day of the completion of the restatement.
Other benefits included herewith are:
•	Health insurance plan will be effective immediately. Cost for plan insurance will depend on your election of: single or family coverage.

•	Profit Sharing 1165(e) Plan (you will be eligible to participate after six (6) months of employment).

•	Long Term Disability Plan will be at no cost to employee.

•	18 days of vacation leave

•	15 days of sick leave

•	Life Insurance

•	Parking

•	Monthly Car Allowance of $2,750
We welcome you to the R-G Financial Corp. family and wish you the best regarding your new endeavors within the Company.
Cordially,
Héctor Sécola
Sr. Vice President
Accepted by:

/s/ Vicente Gregorio	August 24, 2005
Vicente Gregorio	Date